Exhibit 10.2

SCHOLASTIC CORPORATION
2017 OUTSIDE DIRECTORS STOCK INCENTIVE PLAN
Stock Option Agreement

SCHOLASTIC CORPORATION, a Delaware corporation (the "Company"), hereby grants to ______________________ (the "Outside Director") an option (the "Option") to purchase ____ (__) shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), at the price and on the terms set forth herein, and in all respects subject to the terms and provisions of the Scholastic Corporation 2017 Outside Directors Stock Incentive Plan (the "Plan"), which terms and provisions are incorporated by reference herein. To the extent any terms of this Stock Option Agreement and the Plan are inconsistent, the terms of the Plan shall govern. Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings in this Agreement.

1.    Date of Grant; Term of Option. The Option is granted effective as of September __ , 20__. The term of the Option is ten years from the date of grant, subject to earlier expiration of the Option as provided in this Agreement.
2.    Option Exercise Price. The exercise price of the Option is $____ per share, which price is the Fair Market Value per share on the date of grant.

3.    Exercise of Option. The Option shall be exercisable only during its term and only in accordance with the terms and provisions of the Plan and this Agreement as follows:

(a)    Right to Exercise. The Option shall not be exercisable until the earlier of (i) September __, 20__, the expiration of the twelve (12)-month period beginning on the date of grant, and (ii) the date of the Annual Meeting of Stockholders next following the date of grant.

(b)    Method of Exercise. Once exercisable, subject to the provisions of the Plan and this Agreement, the Option may be exercised, in whole or in part, pursuant to the notice and payment procedures then in effect as established by the Company, in its sole discretion, which procedures may be electronic and may require providing notice to a broker or recordkeeper designated by the Company. Any written or electronic notice of exercise by the Outside Director shall be irrevocable. Shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the Outside Director.

(c)    Automatic Exercise. Notwithstanding the foregoing, any portion of the Option which is outstanding on the last business day of the term and which has a Specified Minimum Value shall be automatically exercised on such date without any action by the Outside Director (or the Outside Director's personal representative or estate in the event of the death of the Outside Director). The payment of the exercise price shall be made pursuant to such procedures then in effect as established by the Plan administrator. "Specified Minimum Value" shall mean that the Fair Market Value per share of Common Stock exceeds by at least $0.50 per share the exercise price per share or such other amount as the Plan administrator shall establish from time to time. The automatic exercise procedure described in this Section 3(c) shall apply to this Option only if it has been timely accepted by the Outside Director. The Plan administrator may discontinue the automatic exercise procedure at any time upon notice to the Outside Director.

(d)    Restrictions on Exercise. The Option may not be exercised if the issuance of the Common Stock upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the exercise of the Option, the Company may require the Outside Director to make any representation and warranty to the Company as may be required by any applicable law or regulation. The Option may not be exercised during any period prohibited by the Company’s stock trading policies or applicable securities laws. The Option may not be exercised with respect to a fractional share of Common Stock.

(e)    No Shareholder Rights before Exercise and Issuance. No rights as a shareholder shall exist with respect to the Common Stock subject to the Option as a result of the grant of the Option. Such rights shall exist only after shares of Common Stock are issued in the name of the Outside Director following the exercise of the Option as provided in this Agreement and the Plan.

4.    Termination of Services as a Director.

(a)    If the Outside Director ceases to serve as a member of the Board of Directors of the Company (the "Board") for any reason other than death or disability, the Outside Director shall have the right to exercise the Option at any time within six (6) months after the date of such cessation of services to the extent that the Outside Director was entitled to exercise the Option at the date of such cessation of services as provided in Section 3(a) above (subject to any earlier expiration of the Option as provided under this Agreement). In the event that the Outside Director shall cease to serve as a member of the Board prior to the earlier of (i) the twelve (12) month period beginning on the date of grant, and (ii) the date of the Annual Meeting of the Stockholders next following the date of grant for any reason other than death or disability, the Option shall be forfeited immediately upon such cessation of services. Notwithstanding the foregoing, in the event that the Outside Director shall cease to serve on the Board but shall be designated as a Director Emeritus, his or her Option shall continue to be exercisable (to the extent his or her option has become exercisable at the time of such exercise) until six (6) months after termination of his or her Director Emeritus status or, if earlier, expiration of the Option under this Agreement.

(b)    If the Outside Director ceases to serve as a member of the Board by reason of his or her disability (as determined by the Board), the Option may be exercised in full or in part (even though the Option may not yet have become exercisable as provided in Section 3(a)) by the Outside Director or his or her legally appointed representative, at any time within the twelve (12) months after the date of such cessation of services (subject to any earlier expiration of the Option as provided under this Agreement).

(c)    If the Outside Director ceases to serve as a member of the Board by reason of his or her death, or if the Outside Director dies within three (3) months after ceasing to serve as a member of the Board other than by reason of his or her disability or within twelve (12) months after ceasing to serve as a member of the Board by reason of his or her disability, the Option may be exercised by the Outside Director's heir or representative at any time within twelve (12) months after the Outside Director's death (subject to any earlier expiration of the Option as provided under this Agreement) to the following extent: (i) in the case of the Outside Director's death while serving as a member of the Board, as to all or any part of the remaining unexercised portion of the Option, notwithstanding that the Option may not have been exercisable as of the date of the Outside Director's death as provided in Section 3(a) above, and (ii) in the case of the Outside Director's death after he or she ceased to serve as a member of the Board as a result of disability or otherwise, to the extent that the Outside Director was entitled to exercise the Option as of the date of his or her death, giving effect to the provisions of the preceding subsections (a) and (b).

(d)    Notwithstanding the provisions of this Section 4(b) and (c), in no event may an Option be exercised within six (6) months from the date of grant.

5.    Nontransferability of Option. The Option may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as determined under the Internal Revenue Code of 1986 (the "Code") and the rules thereunder, and may be exercised during the lifetime of the Outside Director only by the Outside Director. Subject to the foregoing and the terms of the Plan, the terms of the Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Outside Director.

6.    No Enlargement of Rights. Neither the Plan nor the Option granted hereunder shall confer upon the Outside Director any right to continue as a Director of the Company. The Outside Director shall have only such rights and interests as are expressly provided in this Agreement and the Plan.

7.    Effect of the Plan on Option. The Option is subject to, and the Company and the Outside Director agree to be bound by, all of the terms and conditions of the Plan, as such may be amended from time to time in accordance with the terms thereof, provided that no such amendment shall deprive the Outside Director, without his or her consent, of an outstanding Option or any rights thereunder. Pursuant to the Plan, the Board (or a committee duly appointed by the Board) is authorized to adopt rules and regulations, consistent with the Plan and as it shall deem appropriate and proper, with regard to the Plan. A copy of the Plan in its present form is available for inspection during the Company's business hours by the Outside Director or the persons entitled to exercise the Option at the Company's principal office.

8.    Entire Agreement.    The terms of this Agreement and the Plan constitute the entire agreement between the Company and the Outside Director with respect to the subject matter hereof and supersede any and all previous agreements between the Company and the Outside Director.

9.    Severability.    If any provision of this Agreement, or the application of such provision to any person or circumstances, is held valid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held valid or unenforceable, shall not be affected thereby.

10.    Section 409A of the Code. It is the intention of the parties to this Stock Option Agreement that no payment or entitlement pursuant to this Stock Option Agreement will give rise to any adverse tax consequences to the Outside Director under Section 409A of the Code or the regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”). This Stock Option Agreement and the Plan shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein or the Plan to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein or in the Plan to avoid the application of, or the excise tax under, Section 409A. Further, no effect shall be given to any provision in the Plan or this Agreement in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A. Although the Company shall consult with the Outside Director in good faith regarding implementation of this Section 10, neither the Company nor its current or former employees, officers, directors, agents or representatives shall have any liability to the Outside Director with respect to any additional taxes, excise taxes, accelerated taxation, penalties or interest for which the Outside Director may become liable in the event that any amounts under this Agreement are determined to violate Section 409A.

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned effective as of the day and year first set forth above.

OUTSIDE DIRECTOR                SCHOLASTIC CORPORATION

Richard Robinson
Chairman of the Board,
Chief Executive Officer & President